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                                                                      Exhibit 14

                                [ASHWORTH LOGO]

                       CODE OF BUSINESS CONDUCT AND ETHICS

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                             I. CONDUCT AND POLICIES

A.       OVERVIEW

This Code of Business Conduct and Ethics (the "Code") sets forth the guiding principles by which we at Ashworth Inc. and its affiliated entities (referred to collectively herein as "Ashworth" or the "Company") conduct the Company's business and affairs. Ashworth is committed to conducting its business in accordance with all applicable laws and regulations and with the highest ethical standards. The Code outlines the broad principals of legal and ethical business conduct embraced by the Company and applies to all Company employees and board members. The Code does not, however, provide a detailed or complete list of legal or ethical questions which you might face in the course of business, and therefore the Code must be applied using your own good business judgment in conducting the Company's business. You should become familiar with the Code's contents, keep it handy and review it frequently.

B.       BUSINESS ETHICS

The following is a collection of fundamental Company guidelines and standards for behavior in handling the Company's business and affairs:

     - Conduct all aspects of the Company's business in an ethical and strictly legal manner. Obey all applicable laws and regulations. Compliance with applicable law is the starting point of our ethical behavior and is an absolutely essential part of our ethical responsibility. We conduct our business, and you are required to act, in accordance with all applicable laws and regulations.

     - Remember to avoid even the appearance of misconduct or impropriety as it can be very damaging to the Company's reputation.

     - Conduct all your business affairs with honesty, integrity, and fairness. Treat Ashworth's employees, customers, suppliers and competitors fairly, displaying good judgment and the highest ethical standards. Remember that these standards do not vary by country or by culture.

     - Remember that you are responsible for your actions and that you must conduct the Company's business and affairs in accordance with this Code and the Company's other policies and procedures.

C.       CONFLICTS OF INTEREST

It is imperative that you avoid any actual or apparent conflicts of interests. A conflict of interest arises when your personal interests interfere or conflict (or even appear to interfere or conflict) with the interests of Ashworth. You must never use or attempt to use your position at Ashworth to obtain an improper personal benefit for yourself, your family or for any other person. Such benefits may be direct or indirect, financial or non-financial, through family connections, personal associations or otherwise. You should avoid any relationship that would cause a conflict of interest with your duties and responsibilities at Ashworth, and you should be aware of, and try to avoid, any activities or personal interests that have even the appearance of being improper.

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It is not possible to list all potential conflicts of interest. The following examples are provided only to guide you in making judgments about such conflicts or potential conflicts:

     - Owning a significant interest in any supplier, customer or competitor (other than nominal amounts of stock in publicly traded companies or stock held generally in mutual funds or index funds).

     - Acting as a consultant, employee, officer or director for a supplier, customer or competitor.

     - Participating in any outside business activity that is competitive with the Company.

     - Receipt by any of Ashworth's officers or directors of loans made or arranged by Ashworth.

     - Receiving any personal payments, favors, loans or services from customers, contractors, suppliers, vendors or competitors.

     - Receiving gifts, gratuities or entertainment that is excessive or not customary in the business or which carries a perception of influence or obligation.

     - Acting on behalf of the Company in any transaction with any supplier, customer or competitor in which a close relative is a principal officer or representative.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts may not always be clear-cut, so if a question arises, you should consult with your supervisor, the Human Resources Manager or higher levels of management, as appropriate.

Employees and directors must disclose any actual or potential conflicts of interest on the Acknowledgment form attached hereto. In this regard, any investments (stock ownership, etc.) in the business of a supplier, customer or competitor must not involve any conflicts of interest and must be disclosed on the attached Acknowledgment form. In addition, any subsequent changes in status must also be promptly reported to the Company's Human Resources Manager or Chief Financial Officer, as appropriate.

D.       CORPORATE OPPORTUNITIES

Employees and directors owe a duty to Ashworth to advance the interests of Ashworth when the opportunity to do so arises. Thus, all employees and directors are prohibited from (i) taking for themselves opportunities that are discovered through the use of corporate property, information or position; (ii) using corporate property, information or position for personal gain; and (iii) competing with Ashworth.

E.       RECORD KEEPING

Employees must always keep honest and accurate business and financial records. You must ensure that any financial records you are responsible for accurately reflect transactions. No employee is ever authorized to enter or maintain inaccurate, false or misleading information in Ashworth's corporate books or in any kind of record or report of Ashworth, financial or otherwise. In this regard, all payments must be made for the purposes stated, and no undisclosed or unrecorded funds or assets can be established. The Company's financial records must conform to generally accepted accounting principles.

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F.       PUBLIC COMPANY REPORTING

As a public reporting company, it is imperative that Ashworth provide full, fair, accurate, understandable and timely disclosure in its reports and documents. In addition to the general record keeping obligations described in the preceding paragraph, Ashworth's principal executive officer, principal financial officer, principal accounting officer, controller and all financial staff have a special responsibility for promoting integrity in Ashworth's financial reports. In this regard, such persons shall:

     - Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

     - Provide accurate, complete, objective, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, government agencies and in other public communications.

     -    Comply with all applicable governmental rules and regulations.

G.       SAFEGUARDING COMPANY PROPERTY AND CONFIDENTIAL INFORMATION

All employees and directors are to use Ashworth's property for business-related purposes only. In this regard, all employees and directors should protect Ashworth's assets and resources and ensure their efficient use. This includes safeguarding all of Ashworth's confidential and proprietary information, office equipment, email and Company provided Internet access.

Ashworth provides e-mail, voicemail and Internet access to assist employees in carrying out the business of the Company. These resources are the property of Ashworth and are made available to enable our employees to be more productive and efficient. Ashworth regards all employee use of these resources, including electronic records and data related to such use, as business-related and as Ashworth property. Ashworth monitors the use of these resources, including email, Internet access and computer files, and you should not have an expectation of privacy with respect to your use of these resources. Accordingly, you should not use Ashworth's equipment, email or Internet access for any matter that you would wish to keep private or for any purpose that is not business-related.

All employees and directors must exercise particular care and caution in transmitting confidential information, whether to a third-party or to another employee. In carrying out your responsibilities at Ashworth, you must safeguard all Ashworth's confidential and proprietary information, as well as confidential information of other third-parties which has been entrusted to the Company, except when disclosure is authorized or legally mandated. Confidential and proprietary information, includes among other matters, non-public information regarding acquisitions or divestitures, new products or processes and earnings figures or trends. Further, all material information concerning securities, financial condition, earnings or activities of Ashworth must remain confidential until it is fully and properly disclosed to the public.

All public statements concerning Ashworth must come only from authorized individuals. Employees may not communicate with the media, financial analysts or any other third party

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regarding the Company without express authority from the Company's Chief
Executive Officer or Chief Financial Officer.

In addition, you must not use confidential information in a way that is not related to Ashworth's business activities during or after your employment. Confidential information cannot be given to competitors, suppliers, contractors, other employees or any other person, unless that person is authorized to possess such information.

For more information regarding the treatment of confidential information, please refer to your Employment Agreement and/or Confidential Information and Invention Assignment Agreement.

H.       PAYMENTS OR GIFTS

All employees and directors must comply with the legal requirements of each country where Ashworth conducts business. You must not use Ashworth's assets for any unlawful or improper purpose. Gifts of substantial value, entertainment beyond normal business situations and unauthorized direct or indirect payments of Company or private funds to further the business interests of the Company are not allowed. Assistance or entertainment provided to any government official should not compromise, or even appear to compromise, the official's integrity. Because rules regarding gifts and gratuities vary from jurisdiction to jurisdiction and from agency to agency, you should not offer a gift of any type to any public official unless you have determined beforehand that such a gift is appropriate and legal.

You also may not use corporate funds to contribute to a political party, committee, organization, candidate or other political purpose. All employees are expected to comply with federal, state and non-U.S. laws regarding political contributions. You may, of course, make personal contributions to campaigns or candidates of your own choice.

Employees and directors should use their good business judgment when giving gifts to clients, customers suppliers or competitors. You are not permitted to provide gifts, payments or favors to clients, customers, suppliers or competitors, other than inexpensive advertising novelties that are within the law and that would not create an unfavorable image of the Company. The Company does not permit you to pay commissions or other forms of compensation to employees of our clients, customers or suppliers.

I.       TRANSACTIONS IN ASHWORTH STOCK

Ashworth is committed to fair and open markets for publicly traded securities throughout the world. If you have information about the Ashworth which is material and non-public, you cannot legally trade in Ashworth stock or recommend the purchase or sale of Ashworth stock. Information should be regarded as "material" if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of Ashworth securities. In addition to material inside information about Ashworth, you may become aware of similar confidential information about other companies such as suppliers, customers or competitors whose securities are publicly traded. In such a situation, you must

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handle the confidential information of the other company according to the same rules that apply to material inside information about Ashworth.

If you violate insider-trading laws, you and Ashworth may be subject to serious civil and criminal penalties. These laws apply to all employees at any level or location, including employees outside the United States as well as to Ashworth's directors. The Securities and Exchange Commission aggressively monitors and prosecutes insider trading violations even where high profile employees or significant profits are not involved.

For more information regarding transactions involving Ashworth securities, please refer to the Company's Insider Trading Policy.

J.       FAIR TRADE

All employees and directors are prohibited from entering into agreements or providing information which restricts trade or results in price-fixing or unfair competition. The Company's policy is to ensure that a person who purchases goods in the marketplace can select from a variety of products at competitive prices. Artificial restraints in the market, such as price-fixing agreements, illegal monopolies, cartels, boycotts and tie-ins are prohibited. Care must be taken not to discuss sensitive information with competitors such as product margins.

Sell the Company's products fairly and honestly, stressing their value and capabilities. You must not use tactics that unfairly undermine the products of a competitor. This includes advertisements, demonstrations, disparaging comments or innuendo. As a Company employee or director, you are to avoid making damaging or false statements regarding a competitor. All statements must be fair, factual and representative of the competitor. You should not attempt, through improper methods, to obtain a competitor's proprietary or confidential information.

                            II. COMPLIANCE PROCEDURES

A.       REPORTING ILLEGAL AND UNETHICAL BEHAVIOR

Every employee and director must comply with the letter and spirit of the Code and with the policies and procedures of Ashworth, and must communicate any suspected violations promptly. Employees should report suspected violations of laws, regulations and Ashworth policies, including the Code, to their supervisor or the Human Resources Manager. Employees may also report violations to any corporate officer. Supervisors must immediately report all incidents to Human Resources, without exception. The Company will attempt to keep all expressions of concern, the results of any investigation, and the terms of any resolution confidential. However, in the course of investigating and resolving the matter, some dissemination or information to others may be necessary. To the extent possible, all reports will be kept confidential. Human Resources will then arrange for the matter to be investigated and take corrective action as warranted. Employees who observe inappropriate conduct should immediately inform their supervisor or Human Resources.

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Employees should feel free to report valid claims without fear of retaliation of any kind. The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct. If you have any questions concerning this policy, please contact Human Resources.

In addition and in all instances, you may also provide anonymous, written information about compliance or ethical concerns to the Human Resources Department.

B.       ACCOUNTING CONCERNS OR COMPLAINTS

The Company's policy is to comply with all applicable financial reporting and accounting rules and regulations. If any employee has any unresolved concerns or complaints regarding questionable accounting or auditing matters, he or she is encouraged to submit those concerns or complaints. Any such submissions may be made on an anonymous, confidential basis (whether in writing, by phone, facsimile, e-mail or other means of communication) and may be directed to: (i) the employee's supervisor(s), (ii) the Company's Corporate Controller, (iii) the Chief Financial Officer or (iv) the Audit Committee of the Board of Directors. Subject to applicable law, all such submissions will be treated confidentially.

C.       MANAGERS AND SUPERVISORS

Managers and supervisors have key roles in the compliance program for the Code and are expected to demonstrate their personal commitment to the Company's standards of behavior and to manage their employees accordingly. It is your responsibility to communicate to your group that it must operate in accordance with the standards of business conduct outlined in the Code. You must also maintain a work environment that encourages open communication regarding ethical problems and concerns.

D.       ALL EMPLOYEES

These policies should govern your behavior and decisions while you are employed with Ashworth. It is your responsibility to be familiar with these policies, and to be sensitive to any situation that could lead you or others to engage in actions that would violate these policies. Claims of ignorance, good intentions or bad advice will not be accepted as excuses for noncompliance.

E.       ACCOUNTABILITY

Failure to comply with any responsibilities imposed under the Code will result in appropriate corrective and/or disciplinary action, up to and including termination and may also require restitution or reimbursement and referral of the matter to government authorities. Discipline may also be imposed in situations that are not covered by this Code.

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F.       AMENDMENT, MODIFICATION AND WAIVER

The Code may be amended or modified by the Company's Board of Directors. Any waivers of the Code for executive officers or directors may be granted only by the Company's Board of Directors or a committee of the Board with specific delegated authority. In addition, such waivers will be promptly disclosed to stockholders, in accordance with applicable law.

G.       ADDITIONAL INFORMATION

If you have any questions regarding the Code or any other Company policy, please contact your supervisor or the Human Resources Department.

                                                  LAST UPDATED: OCTOBER 17, 2003

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                         CERTIFICATE OF ACKNOWLEDGEMENT

I have read, understand, and agree to comply with the foregoing Code of Business Conduct and Ethics and the policies and procedures contained therein (the "Code").

In addition, I am providing the following information regarding actual or potential conflicts of interest, as is required by the Code (indicate "none" if appropriate):
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

I also hereby agree to keep the Company informed of any actual or potential conflicts of interest which may at some point arise.

Date:____________________                   _______________________________
                                            Signature